SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Epimmune Inc.

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5820 Nancy Ridge Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 15, 2003

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Epimmune Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, July 15, 2003 at 10:00 a.m. local time at Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121 for the following purposes:

1.	To elect directors to serve for the ensuing year or until their successors are elected.

2.	To approve an amendment to the Epimmune Inc. 2000 Stock Plan, as amended, to increase the number of shares of Epimmune’s common stock available for issuance under such plan from 1,200,000 to 1,600,000 shares.

3.	To ratify the selection of the Board of Directors of Ernst & Young LLP as independent auditors of Epimmune for its fiscal year ending December 31, 2003.

4.	To conduct any other business properly brought before the meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for the Annual Meeting is June 9, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Robert J. De Vaere
Vice President, Finance and Administration,
Chief Financial Officer and Assistant Secretary

San Diego, California
June 12, 2003

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON(1)
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

EPIMMUNE INC.
5820 Nancy Ridge Drive
San Diego, California 92121

PROXY STATEMENT
FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Epimmune Inc. (sometimes referred to as the “Company” or “Epimmune”), is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Who can vote at the annual meeting?

     Only stockholders of record at the close of business on June 9, 2003 will be entitled to vote at the annual meeting. On this record date, there were 12,182,919 shares of common stock outstanding and 1,608,444 shares of preferred stock outstanding, on an as-converted to common stock basis, and entitled to vote.

     Stockholder of Record: Shares Registered in Your Name

     If on June 9, 2003 your shares were registered directly in your name with Epimmune’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If on June 9, 2003 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

     There are three matters scheduled for a vote:

•	Election of seven directors;

•	To approve an amendment to the Epimmune Inc. 2000 Stock Plan, as amended, to increase the number of shares of Epimmune’s common stock available for issuance under such plan from 1,200,000 to 1,600,000 shares; and

•	Ratification of Ernst & Young LLP as independent auditors of Epimmune for its fiscal year ending December 31, 2003.

How do I vote?

     You may either vote “For” all the nominees to the Board of Directors (sometimes referred to as the “Board”) or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

     Stockholder of Record: Shares Registered in Your Name

     If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

     Beneficial Owner: Shares Registered in the Name of Broker or Bank

     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Epimmune. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of common stock that you own as of June 9, 2003. At the close of business on June 9, 2003, Epimmune had outstanding 859,666 shares of Series S Preferred Stock and 549,622 shares of Series S-1 Preferred Stock held by Pharmacia Corporation (“Pharmacia”). Pharmacia will be entitled to vote its shares of Series S Preferred Stock and Series S-1 Preferred Stock held on all matters to be voted upon at the Annual Meeting on an as-converted to common stock basis which will entitle Pharmacia to 1,608,448 votes.

What if I return a proxy card but do not make specific choices?

     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the approval of an amendment to the Epimmune Inc. 2000 Stock Plan, as amended, to increase the number of shares of Epimmune’s common stock available for issuance under such plan from 1,200,000 to 1,600,000 shares, and “For” the ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2003. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

     Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Epimmune’s Secretary at Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 12, 2004, to Robert J. De Vaere; Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify Epimmune before April 27, 2004, the Company’s management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.

How are votes counted?

     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. (“Broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions.) Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, approval of an amendment to the Epimmune Inc. 2000 Stock Plan, as amended, to increase the number of shares of Epimmune’s common stock available for issuance under such plan from 1,200,000 to 1,600,000 shares, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2003, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 13,791,367 shares outstanding on an as-converted to common stock basis and entitled to vote. Thus 6,895,684 shares must be represented by votes at the meeting or by proxy to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

     Epimmune’s Board of Directors consists of seven directors. There are seven nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of the Company. All of these directors were elected by the stockholders.

     Directors are elected by a plurality of the votes properly cast in person or by proxy. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Epimmune’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

     The names of the nominees and certain information about them are set forth below:

Name	Age	Position Held with the Company and Principal Occupation

Howard E. Greene, Jr.	60	Chairman of the Board of Directors, Director and founder of Amylin Pharmaceuticals, Inc.

William T. Comer, Ph.D.	67	Director and Chairman of Neurogenetics, Inc.

Michael G. Grey	50	Director and Chief Business Officer of Structural GenomiX, Inc.

Georges Hibon	65	Director and Advisor to pharmaceutical and biotechnology companies

Emile Loria	54	President, Chief Executive Officer and Director

John P. McKearn, Ph.D.	49	Director and Senior Vice President, Discovery Research, Pharmacia Corporation

Michael J. Ross, Ph.D.	53	Director and General Partner, Schroder Ventures Life Sciences

     Mr. Greene, a founder of the Company, has served as a director since the Company’s inception. He was elected Chairman of the Board in January 1989 and served as President from July 1987 to January 1989. Mr. Greene is a director and founder of Amylin Pharmaceuticals, Inc. (“Amylin”), a biotechnology company involved in research and development of medicines for treating diabetes and served as Chief Executive Officer from 1987 to 1998. He was a general partner of Biovest Partners, a seed venture capital firm specializing in medical technology companies from 1986 until 1993. Prior to Biovest, he was Chief Executive Officer of Hybritech Incorporated, a biotechnology company acquired by Eli Lilly & Company in 1986. Mr. Greene is also a director of Biosite Incorporated.

     Dr. Comer has served as a director of the Company since January 1994. Since May 2000, he has been Chairman of the Board of Neurogenetics, Inc., a privately held biopharmaceutical company, where he also served as Interim Chief Executive Officer from September 2001 through March 2002. Dr. Comer served as President and Chief Executive Officer and a member of the Board of Directors of SIBIA Neurosciences, Inc. (“SIBIA”), a biotechnology company, from April 1991 to November 1999. SIBIA was acquired by Merck & Co., Inc. (“Merck”) in November 1999. Dr. Comer resigned from Merck on December 31, 1999. Dr. Comer previously served in various roles with Bristol-Myers Squibb, a pharmaceutical company, culminating in his position as Senior Vice President of Strategic Management, Pharmaceuticals and Nutritionals. He served as Chairman of Prescient Neuropharma, Inc. until December 17, 2002 and is currently a director of Innapharma, Inc.

     Mr. Grey has served as a director of the Company since July 1999. He currently serves as Chief Business Officer and a member of the Board of Directors of Structural GenomiX, Inc., a privately held biotechnology company. Between January 1999 and April 2001, he served as President and Chief Executive Officer of Trega Biosciences, Inc. (“Trega”), a biotechnology company. Prior to joining Trega, Mr. Grey served as President of BioChem Therapeutics, Inc., a pharmaceutical division of BioChem Pharma, Inc., a pharmaceutical company, from

November 1994 to August 1998. During 1994, Mr. Grey served as President and Chief Operating Officer of Ansan, Inc., a biopharmaceutical Company. From 1974 to 1993, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, p.l.c., a pharmaceutical company, culminating in his position as Vice President, Corporate Development. Mr. Grey serves on the Boards of Directors of Achillion Pharmaceuticals, Inc. and Incellico, Inc.

     Mr. Hibon has served as a director since August 2001. He currently serves as an advisor to several companies and organizations in Europe and North America. From 1990 to 1998, he was with Pasteur Merieux Connaught, now Aventis Pasteur, a pharmaceutical company, most recently as Chairman and Chief Executive Officer of PMC North America, a vaccine focused business. From 1986 to 1989, he was with Gillette group as President Director General of ST Dupont, a luxury goods distributor. He was with Merck & Co., a pharmaceutical company, from 1968 to 1986 during which time he held various executive positions in their European and international operations. He currently serves on the Boards of Directors of Cerep S.A., Aphton Corporation and Care France.

     Dr. Loria has served as a director since January 2001. He joined the Company as President and Chief Executive Officer in June 2001. From 1995 to 2000, he served as President and Chief Executive Officer of Biovector Therapeutics, a vaccine company. Prior to his appointment as Chief Executive Officer, he served as Senior Vice President, Business Development at Biovector from 1994 to 1995. From 1986 to 1993, he was founder and Managing Director of MS Medical Synergy, a company specialized in drug delivery. From 1978 to 1985, Dr. Loria held various positions with the pharmaceutical companies Hoffman La Roche-Kontron, Ciba-Geigy and Sanofi Pharma.

     Dr. McKearn has served as a director of the Company since April 2000. He has been with Pharmacia Corporation, formerly G.D. Searle and Co., a pharmaceutical company, since 1987. Pharmacia was acquired by Pfizer in April 2003. Since August 2000, he has served as Senior Vice President, Pharmacia Discovery Research, responsible for research activities in cardiovascular diseases, arthritis and oncology. Prior to that he served as Vice President, Searle Discovery Research from 1999 to 2000, Executive Director of Oncology from 1995 to 1999, and directed all arthritis, inflammation and oncology research from 1987 to 1995. Dr. McKearn was a Senior Scientist at E.I. DuPont de Nemours and Company, a pharmaceutical company, from 1985 to 1987 and a member of the Basel Institute for Immunology from 1982 to 1985.

     Dr. Ross has served as a director since April 2002. He is currently a general partner with Schroder Ventures Life Sciences, a private equity group focused on healthcare. From 1999 to 2001 he was the managing partner of Didyma, LLC, a healthcare consulting partnership. From 1996 to 1999 he was President and Chief Executive Officer of MetaXen LLC, a biotechnology company which was sold to Exelixis Pharmaceuticals. From 1990 to 1996, Dr. Ross was with Arris Pharmaceutical Corp., now Celera Genomics Inc., a biotechnology company, as Chief Scientific Officer, President and Chief Executive Officer. Prior to joining Arris Pharmaceutical, Dr. Ross spent twelve years with Genentech, Inc., a biotechnology company, from 1978 to 1990, where he served in various senior executive positions including Vice President, Development and Vice President, Medicinal and Biomolecular Chemistry. Dr. Ross currently serves on the Boards of Directors of Aderis Pharmaceutical, Inc., Carta Proteomics, Inc., CyThera, Inc. and Prescient Neuropharma Inc.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2002, the Board held seven meetings and acted by unanimous written consent two times. Our board of directors currently has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee is comprised of three independent non-employee directors: Mr. Greene; Mr. Grey; and Dr. Comer. This committee monitors our financial reporting process and internal control systems, reviews audit and management reports and makes recommendations regarding the appointment of the independent auditors. The Audit Committee met two times prior to April 1, 2002 to plan for and discuss the 2001 annual audit with the Company’s independent auditors. The Audit Committee met three times after April 1, 2002, to review and discuss the Company’s first, second and third quarter financial results and financial statements to be included in the Company’s Form 10-Q filings and also acted by unanimous written consent one time during the year. The Audit Committee met two times following the 2002 fiscal year end to discuss the 2002 annual audit with the Company’s independent auditors. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The independent auditors separately meet with the Audit Committee, with and without Company management present, to review and discuss various matters, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work and their recommendations concerning the Company’s financial practices and procedures. All members of the Audit Committee are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. (“NASD”) listing standards. In addition, our board of directors believes that Mr. Greene is an audit committee financial expert. An audit committee financial expert is a person who has (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of said principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements of comparable breadth and complexity to the Company’s or experience supervising others who do, and (iv) an understanding of internal controls and procedures.

     The Compensation Committee is comprised of three independent non-employee directors: Mr. Greene; Dr. Comer; and Dr. McKearn. This Committee administers Epimmune’s stock option plans, stock purchase plan and 401(k) plan, approves salaries, bonuses and other compensation arrangements for our officers and performs such other functions regarding compensation as our board of directors may delegate. The Compensation Committee held one meeting and acted by unanimous written consent three times during 2002.

     The Nominating Committee is composed of two independent non-employee directors: Mr. Grey and Dr. McKearn. The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on our board and committees thereof and nominates specific individuals to be elected as our officers by the board. The Nominating Committee acted by unanimous written consent one time during 2002.

     During the fiscal year ended December 31, 2002, all of the Company’s directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes, as well as recommending to the Board the selection of the Company’s independent accountants.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based on the Audit Committee’s discussion with management and the independent accountants as well as the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

From the members of the Audit Committee of Epimmune Inc.:

Howard E. Greene, Jr.
Michael G. Grey
William T. Comer, Ph.D.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE EPIMMUNE INC. 2000 STOCK PLAN

          In April 2000, the Board adopted, and Epimmune’s stockholders subsequently approved, the Epimmune Inc. 2000 Stock Plan, or the 2000 Plan, which initially included a reserve of 700,000 shares of common stock for issuance under the 2000 Plan. In December 2001, the Board amended, and the Epimmune stockholders subsequently approved, the 2000 Plan to include a 500,000 share increase in the number of shares of common stock available for issuance under the 2000 Plan, which increased the number of shares of common stock available under the 2000 Plan to a total of one million two hundred thousand (1,200,000) shares. In June 2003, the Board amended the 2000 Plan to include a 400,000 share increase in the number of shares of common stock available for issuance under the 2000 Plan, or the Additional Pool, which increased the number of shares of common stock available under the 2000 Plan to a total of one million six hundred thousand (1,600,000) shares (the amendment adding the Additional Pool shall be referred to herein as the “Amendment”). As of June 9, 2003, options to purchase 1,517,668 shares were outstanding under the 2000 Plan and, excluding the Additional Pool, 269,017 shares (plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options) remained available for future grant under the 2000 Plan.

          The Board believes the Amendment is necessary to ensure that a sufficient number of shares remain available for issuance under the 2000 Plan to allow Epimmune to continue to use equity incentives to attract and retain the services of key individuals essential to Epimmune’s long-term growth and financial success. Epimmune relies significantly on equity incentives in the form of stock option grants to attract and retain key employees, and Epimmune believes that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Epimmune grants options to newly hired or continuing employees based on both competitive market conditions and individual performance.

          Stockholders are requested in this Proposal 2 to approve the Amendment to the 2000 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Amendment to the 2000 Plan as described in this Proposal 2. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

          The essential features of the 2000 Plan are outlined below:

General

          The 2000 Plan provides for the grant of incentive stock options to employees and the grant of nonstatutory stock options, rights to purchase restricted stock and stock bonuses to consultants, employees (including officers) and directors. Incentive stock options granted under the 2000 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of the various Stock Awards permitted under the 2000 Plan.

     Purpose

          The 2000 Plan was adopted to (i) provide a means by which selected employees and directors of and consultants and advisors to Epimmune and its affiliates could be given an opportunity to benefit from increases in value of the common stock through the granting of Stock Awards, and (ii) assist in retaining the services of persons holding key positions, assist in securing and retaining the services of persons capable of filling such positions, and provide incentives for such persons to exert maximum efforts for the success of Epimmune.

     Administration

          The Board administers the 2000 Plan. The Board has the power to construe and interpret the 2000 Plan and, subject to the provisions of the 2000 Plan, to determine, among other things, the following: the persons to whom Stock Awards will be granted; when and how Stock Awards will be granted; the form of Stock Awards; the provisions of each Stock Award granted, including the time or times when a person will be permitted to receive stock pursuant to a Stock Award, the number of shares of common stock subject to each Stock Award, and the time(s) at which shares of common stock subject to each Stock Award shall vest, if applicable.

          The Board has the power to delegate administration of the 2000 Plan to a committee composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from Epimmune other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 of the Exchange Act). An “outside director” generally is a director who is neither a current or former officer of Epimmune nor a current employee of Epimmune, does not receive any remuneration from Epimmune other than compensation for service as a director, and is not employed by or have certain ownership interests in an entity that receives remuneration from Epimmune (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the power to delegate administrative powers to a subcommittee. As used herein with respect to the 2000 Plan, the “Board” refers to any committee the Board appoints or, if applicable, any such subcommittee, as well as to the Board itself. In accordance with the foregoing provisions, the Board has delegated administration of the 2000 Plan to the Compensation Committee.

     Eligibility

          Incentive stock options may be granted under the 2000 Plan only to employees (including officers) of Epimmune and its affiliates. Stock Awards other than incentive stock options may be granted under the 2000 Plan only to employees (including officers) and directors of, and advisors and consultants to, Epimmune or its affiliates. The 2000 Plan specifically provides that Stock Awards other than incentive stock options may be granted to Non-Employee Directors of Epimmune. For this purpose, a “Non-Employee Director” is defined in the 2000 Plan as a director of Epimmune who is not otherwise an employee of Epimmune or any affiliate. Each of Epimmune’s current directors except Dr. Loria is currently a Non-Employee Director.

          No incentive stock option may be granted under the 2000 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Epimmune or any affiliate of Epimmune, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under all plans of Epimmune and its affiliates) may not exceed $100,000.

          Under the 2000 Plan, no employee may be granted options and restricted stock purchase rights covering, in the aggregate, more than 500,000 shares of common stock during any calendar year. This restriction shall hereinafter be referred to as the Section 162(m) Limitation.

     Stock Subject to the 2000 Plan

          An aggregate of 1,600,000 shares of common stock is reserved for issuance under the 2000 Plan. Stock subject to the 2000 Plan may be unissued shares or reacquired shares, bought on the market or otherwise. If any Stock Award granted under the 2000 Plan expires or otherwise terminates without being exercised in full, the shares of common stock not acquired pursuant to such Stock Award shall again become available for issuance under the 2000 Plan.

     Terms of Options

          The following is a description of the permissible terms of stock options under the 2000 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below. In addition, the Board may at any time amend outstanding options. The 2000 Plan requires, however, that Epimmune obtain stockholder approval before repricing any stock options or engaging in any option cancellation or regrant program providing for the grant of Stock Awards at a lower price.

          Exercise Price; Payment. The per share exercise price of an incentive stock option granted under the 2000 Plan may not be less than 100% of the fair market value of a share of common stock on the date of the option grant, and in some cases may not be less than 110% of such fair market value (see “Eligibility” above). The per share exercise price of nonstatutory options granted under the 2000 Plan may not be less than 100% of the fair market value of a share of common stock on the date of the option grant. Any change to this requirement regarding the exercise price of nonstatutory stock options requires stockholder approval.

          The exercise price of options granted under the 2000 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, by delivery of other common stock, pursuant to a deferred payment arrangement, or in any other form of legal consideration acceptable to the Board.

          Transferability. Under the 2000 Plan, an incentive stock option may not be transferred by the employee to whom the option was granted other than by will or by the laws of descent and distribution. During the lifetime of the employee, an incentive stock option may be exercised only by the employee. A nonstatutory stock option is transferable to the extent provided in a participant’s option grant agreement. If the nonstatutory stock option does not provide for transferability, then the nonstatutory stock option is not transferable other than by will or by the laws of descent and distribution.

          Option Exercise. Options granted under the 2000 Plan may vest, or become exercisable in cumulative increments, as determined by the Board. Vesting typically will occur during the optionholder’s continued service with Epimmune or an affiliate, whether such service is performed in the capacity of employee, director or consultant (collectively, “service”) and regardless of any change in the capacity of such service. Options granted under the 2000 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2000 Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows Epimmune to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate before vesting. Shares subject to repurchase by Epimmune under an early exercise stock purchase agreement also may be subject to such restrictions on transfer that the Board deems appropriate.

          To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing Epimmune to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned stock of Epimmune or by a combination of these means.

          Term. The maximum term of options under the 2000 Plan is ten years, except that in certain cases the maximum term is five years (see “Eligibility”). Unless a shorter term is established by the Board and specifically provided in the option grant agreement, nonstatutory options granted to Non-Employee Directors have a term of ten years. Options under the 2000 Plan generally terminate three months after the optionholder’s service terminates, unless (i) termination of service is due to the optionholder’s disability (as defined in the 2000 Plan), in which case the option may, but need not, provide that it may be exercised at any time within twelve months of such termination; (ii) the optionholder dies before termination of service, or within not more than three months after termination of service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within eighteen months of the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. With respect to nonstatutory options granted to Non-Employee Directors, the 2000 Plan provides that such options terminate twelve months after the termination of the Non-Employee Director’s service to Epimmune, unless otherwise determined by the Board and provided in the option grant agreement. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death. The option term may be extended in the event that exercise of the option within these periods is prohibited.

     Terms of Stock Bonuses and Restricted Stock

          The following is a description of the permissible terms of stock bonuses and purchases of restricted stock under the 2000 Plan. Individual stock bonuses or purchases of restricted stock may be more restrictive as to any or all of the permissible terms described below. In addition, the Board may at any time amend outstanding stock bonuses and restricted stock, although certain amendments that would impair the rights of the person to whom the award was granted require the award holder’s consent.

          Purchase Price; Payment. The purchase price for restricted stock is determined by the Board, but in no event may it be less than 100% of the fair market value on the date of the grant or at the time the purchase is consummated. This requirement may be modified so that the purchase price for restricted stock may be not less than 85% of the fair market value on the date of grant or at the time the purchase is consummated if stockholder approval of this change is obtained. The Board may determine that eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration for past services rendered to Epimmune.

          The purchase price of stock acquired pursuant to a restricted stock purchase agreement must be paid either (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

          Repurchase Option. Shares of common stock sold or awarded under the 2000 Plan may, but need not, be subject to a repurchase option in favor of Epimmune in accordance with a vesting schedule to be determined by the Board. In the event a participant’s service terminates before the shares of common stock subject to such participant’s Stock Award have vested, Epimmune may repurchase or otherwise reacquire any or all of the unvested shares of common stock held by that person on the date of termination, if such repurchase is provided for pursuant to the terms of the stock bonus or restricted stock purchase agreement.

          Transferability. No rights under a stock bonus or restricted stock purchase agreement may be assigned by any participant under the 2000 Plan, except as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

     Adjustment Provisions

          Transactions not involving receipt of consideration by Epimmune, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the 2000 Plan and outstanding Stock Awards. In that event, the 2000 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the 2000 Plan and the Section 162(m) Limitation, and outstanding Stock Awards will be adjusted as to the class, number of shares and price per share of common stock subject to such Stock Awards.

     Effect of Certain Corporate Events

          The 2000 Plan provides that, in the event of a dissolution or liquidation of Epimmune, then with respect to Stock Awards held by participants whose service with Epimmune or an affiliate has not terminated, the vesting of such Stock Awards shall be accelerated in full and such Stock Awards shall terminate if not exercised (if applicable) prior to such dissolution or liquidation. The 2000 Plan further provides that, in the event of a sale, lease or other disposition of all or substantially all of the assets of Epimmune or certain specified types of mergers (as more fully described in the 2000 Plan) (such events individually referred to herein as a “corporate transaction”), any surviving corporation may either assume Stock Awards outstanding under the 2000 Plan or substitute similar awards for those outstanding under the 2000 Plan. If any surviving corporation does not either assume Stock Awards outstanding under the 2000 Plan, or substitute similar awards, then, with respect to outstanding Stock Awards held by participants whose service has not terminated, the vesting and, if applicable, the time during which such Stock Awards may be exercised, will be accelerated in full as of the occurrence of such corporate transaction and shall terminate if not exercised (if applicable) at or prior to such corporate transaction. The acceleration of Stock Awards in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Epimmune.

          In addition, in the event there occurs a securities acquisition representing 50% or more of Epimmune’s combined voting power or a change in the Board composition representing 50% or more of the incumbent Board members, other than in a corporate transaction, then, with respect to participants whose service has not terminated, the vesting and, if applicable, exercisability of outstanding Stock Awards will be accelerated in full.

          If there occurs any dissolution or liquidation of Epimmune, or any corporate transaction or other event described above occurs, the vesting and exercisability of nonstatutory options held by Non-Employee Directors whose service has not terminated shall be accelerated in full, unless otherwise specifically provided in the applicable option grant agreement.

     Duration, Amendment and Termination

          The Board may suspend or terminate the 2000 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2000 Plan will terminate on April 20, 2010.

          The Board also may amend the 2000 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of Epimmune to the extent that stockholder approval is necessary in order to satisfy the requirements of Section 422 of the Code or any Nasdaq or other applicable securities exchange listing requirements. In addition, the provisions of the 2000 Plan regarding the exercise price of nonstatutory stock options, the pricing of restricted stock purchases and the limitations on option repricing and option cancellation and regrant programs may not be amended without stockholder approval. The Board may submit any other amendment of the 2000 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

     Federal Income Tax Information

          The tax treatment afforded the specific types of Stock Awards granted under the 2000 Plan is briefly described below. With respect to the respective tax rates applicable to such Stock Awards, currently the maximum ordinary income rate and short-term capital gains rate is effectively 35%, while the long-term capital gains rate for federal income tax purposes is currently 15%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

          Incentive Stock Options. Incentive stock options under the 2000 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code.

          There generally are no federal income tax consequences to the optionholder or Epimmune by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may either cause the optionholder to incur liability for alternative minimum tax in the first instance or result in an increase in the amount of alternative minimum tax otherwise payable by the optionholder, if any.

If an optionholder holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

          Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods, or a disqualifying disposition, then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

          To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, Epimmune will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

          Nonstatutory Stock Options. Nonstatutory stock options granted under the 2000 Plan generally have the following federal income tax consequences:

          There are no tax consequences to the optionholder or Epimmune by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the date of acquisition over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, Epimmune is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Epimmune will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

          Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

          Stock Bonuses and Restricted Stock. Stock bonuses and restricted stock purchases granted under the 2000 Plan have the following federal income tax consequences:

          Generally, at the time of receipt of the stock, the recipient’s tax treatment depends on whether the shares are then subject to a substantial risk of forfeiture (e.g., vesting) and, if so, whether he or she timely files an election under Section 83(b) of the Code. If the shares are subject to a substantial risk of forfeiture, and a Section 83(b) election is timely filed, the recipient will recognize ordinary income in the amount of the excess, if any, of the fair market value of the shares at the time of the purchase or other transfer over the purchase price. If the election is not timely filed, the recipient will recognize ordinary income at the time of receipt only in the amount of the difference between the purchase price and the fair market value of any shares that are not at the time subject to Epimmune’s repurchase option. Thereafter, whenever Epimmune’s repurchase option lapses with respect to a given number of shares, the recipient will recognize ordinary income in the amount of the excess of the fair market value of the shares with respect to which the repurchase option has just lapsed over the purchase price. With respect to employees, Epimmune is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Epimmune will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

          Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

          Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to Stock Awards, when combined with all other types of compensation received by a covered employee from Epimmune, may cause this limitation to be exceeded in any particular year.

          Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

          Compensation attributable to restricted stock, if any, will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the plan contains a stockholder-approved percentage limit on the number of shares that may be subject to restricted stock purchases during a specific period and (iii) the purchase price under the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the

Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

          Other Tax Consequences. The foregoing discussion is not intended to be a complete description of the federal income tax aspects of Stock Awards granted under the 2000 Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,517,668 (1)	$3.20	269,017
Equity compensation plans not approved by security holders	10,764 (2)	$1.88	0

Total	1,528,432	$3.19	269,017

(1)  The number does not include the 400,000 shares of Common Stock represented in the Additional Pool. Although the Board has approved this increase in the option pool, stockholders are being asked in Proposal 2 to approve the Additional Pool and therefore, the Additional Pool shares are not reflected in the table.

(2)  This amount includes 10,764 shares of Common Stock that are issuable upon the exercise of warrants that were issued to two former executive officers of Epimmune as part of their severance arrangement pursuant to a severance benefits agreement. This arrangement was not required to be approved by Epimmune’s stockholders.

The Company does not have in effect any equity compensation plans under which Epimmune’s equity securities are authorized for issuance that were adopted without the approval of Epimmune’s security holders.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

AUDITORS’ FEES

     AUDIT FEES. Total audit fees billed by Ernst & Young LLP, including fees for professional services and expenses relating to the audit of Epimmune’s consolidated financial statements for the fiscal years ended December 31, 2002 and 2001, as well as fees related to the timely review of Epimmune’s quarterly financial information, totaled $86,710 and $66,850, respectively.

     AUDIT RELATED FEES. Total audit related fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2002 and 2001, including consultations regarding accounting issues as well as fees related to Epimmune’s registration statements filed with the SEC, totaled $72,871 and $8,905, respectively.

     TAX FEES. Tax fees billed by Ernst & Young LLP for the years ended December 31, 2002 and 2001 totaled $27,710 and $25,068, respectively and consisted of the preparation of Epimmune’s tax returns.

     ALL OTHER FEES. There were no fees billed by Ernst & Young LLP for the years ended December 31, 2002 and 2001 that qualified as “all other fees.” The Audit Committee has determined the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

     During the fiscal year ended December 31, 2002, 0.0% of the total hours expended on Epimmune’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time permanent employees.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of our common stock as of May 30, 2003 by (i) each director and nominee; (ii) each of the executive officers named in the summary compensation table; (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock:

	Beneficial Ownership (1)

	Number of	Percent of
Beneficial Owner	Shares	Shares

State of Wisconsin Investment Board 121 East Wilson Street Madison, WI 53702	1,892,477	15.5%
Pharmacia Corporation (2) 5200 Old Orchard Road Skokie, IL 60077	1,925,908	14.0%
Genencor International, Inc. 200 Meridian Centre Blvd. Rochester, NY 14618	1,342,324	11.0%
International Biotechnology Trust plc 71 Kingsway London, WC2B 6ST, England	1,267,992	10.4%
Dr. Emile Loria (3)	1,056,401	8.7%
Mr. Peter Allard	991,400	8.1%
Dr. Robert W. Chesnut (4)	457,592	3.7%
Dr. Alessandro D. Sette (4) (5)	417,655	3.4%
Mr. Howard E. (“Ted”) Greene, Jr. (4) (6)	170,600	1.4%
Dr. Mark J. Newman (4)	149,627	1.2%
Mr. Robert J. De Vaere (4)	123,185	1.0%
Dr. John D. Fikes (4)	116,411	*
Dr. William T. Comer (4)	44,483	*
Mr. Michael Grey (4)	35,000	*
Mr. Michael R. McClurg (4)	33,734	*
Dr. John P. McKearn (4)	15,417	*
Mr. Georges Hibon (4)	14,583	*
Dr. Michael J. Ross (4)	11,250	*
All executive officers and directors as a group (13 persons) (7)	2,645,875	20.4%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and on any Schedules 13D or 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 12,182,919 shares of common stock outstanding on May 30, 2003, as adjusted by the rules promulgated by the SEC.

(2)	Includes 1,608,448 shares of common stock issuable upon conversion of shares of Series S Preferred Stock and Series S-1 Preferred Stock held by Pharmacia Corporation, formerly G.D. Searle, provided that Pharmacia is not entitled to vote such shares to the extent that the total number of shares of voting capital stock held by Pharmacia and its affiliates would exceed 19.9%. Pharmacia owns 100% of the outstanding shares of the Series S Preferred Stock and Series S-1 Preferred Stock. The Series S Preferred Stock and Series S-1 Preferred Stock are convertible into common stock at any time.

(3)	Of the shares held by Dr. Loria, 430,906 shares were subject to a right of repurchase in favor of the Company as of May 30, 2003. Dr. Loria’s 430,906 shares vest ratably in equal daily installments until January 16, 2005, at which point all of Dr. Loria’s shares will be vested, provided Dr. Loria’s service to the Company is not terminated.

(4)	Includes shares, which certain executive officers and directors of the Company have the right to acquire within 60 days after May 30, 2003 pursuant to outstanding options, as follows:

Dr.	Robert W. Chesnut, 135,925 shares;
Dr.	William T. Comer, 43,569 shares;
Mr.	Robert J. De Vaere, 120,480 shares;
Dr.	John D. Fikes, 102,985 shares;
Mr.	Howard E. (“Ted”) Greene, Jr., 38,570 shares;
Mr.	Michael G. Grey, 35,000 shares;
Mr.	Georges Hibon, 14,583 shares;
Mr.	Michael R. McClurg, 33,634 shares;
Dr.	John P. McKearn, 15,417 shares;
Dr	Mark J. Newman, 138,688 shares;
Dr.	Michael J. Ross, 11,250 shares;
Dr.	Alessandro D. Sette, 94,502 shares; and
All	executive officers and directors as a group, 784,603 shares.

(5)	Includes 141,575 shares held in trust for the benefit of Dr. Sette’s family. Dr. Sette is a trustee of such trust and has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares. Dr. Sette resigned as our Vice President and Chief Scientific Officer, effective October 31, 2002, at which time we entered into a Separation Agreement and a Consulting Agreement with Dr. Sette. Under the terms of these agreements, his outstanding stock options at October 31, 2002 were converted from Incentive Stock Options to Non-Qualifying Stock Options and will continue to vest as long as he continues to provide consulting services to the Company.

(6)	Includes 129,745 shares held in trust for the benefit of Mr. Greene and his wife and 2,285 shares held in trust for the benefit of Mr. Greene’s children. Mr. Greene is a trustee of both trusts. Mr. Greene acting as trustee has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares.

(7)	Includes shares described in notes (3) through (6) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports in changes in ownership of our common stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during 2002. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $2,000 per meeting attended in person and $500 per meeting attended by phone as compensation for their service on the board. Directors are not compensated for actions taken by written consent. The members of the board are eligible for reimbursement of expenses incurred in connection with their service on the board. Under the Directors’ Deferred Compensation Plan, participating directors may elect on an annual basis to defer all of their cash compensation in a deferred compensation account pursuant to which the deferred fees are credited in the form of share units having a value equal to shares of our common stock share units, based on the market price of the stock at the time the deferred fees are earned. We will continue to credit share units to the participants’ deferred compensation accounts on a quarterly basis. When a participant ceases serving as a director, the participant shall be entitled to receive the value of his or her account either in a single lump-sum payment or in equal annual installments, as determined by us, in our sole discretion. No participant entitled to receive a payment of benefits shall receive payment in the form of our common stock.

     Directors are currently eligible to receive option grants under our stock option plan in accordance with the policy regarding non-employee director compensation adopted by the board of directors in 1999. This policy calls for each non-employee director to be granted options each year to purchase 5,000 shares of our common stock as of the date of each Annual Meeting of our stockholders. The shares subject to such option vest monthly over a twelve-month period, provided the director remains a director upon the date of his re-election to our board. Newly appointed or elected non-employee directors are eligible for an option grant to purchase 20,000 shares of our common stock under this policy with monthly vesting over a forty-eight month period. In December 2001, Mr. Greene, Mr. Grey and Dr. Comer were granted options under our stock option plan to purchase 10,000 shares of our common stock, representing option grants for 2000 and 2001, at an exercise price of $2.85 per share. In December 2001, Dr. McKearn and Mr. Hibon, as newly elected directors, were granted options under our stock option plan to purchase 20,000 shares of our common stock at an exercise price of $2.85 per share. In June 2002, the board granted Dr. Ross an option to purchase 20,000 shares of our common stock at $1.80 per share according to the policy applicable to newly appointed non-employee directors. In addition, in June 2002, the board granted annual options to purchase 5,000 shares of our common stock in connection with the annual meeting of our stockholders to the following non-employee directors: Mr. Greene, Dr. Comer, Mr. Grey, Mr. Hibon, Dr. McKearn and Dr. Ross at an exercise price of $1.80 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ended December 31, 2002, 2001, and 2000, compensation awarded or paid to, or earned by our Chief Executive Officer and our four other most highly compensated executive officers and one former officer, Dr. Sette who resigned in October 2002. These individuals are referred to as the “named executive officers.” During the last three fiscal years, none of the executive officers received any restricted stock awards or long-term incentive payouts; provided, however, Dr. Loria purchased stock from us in 2001 that is subject to vesting.

Summary Compensation Table

				Long-Term
				Compensation
				Awards

	Annual Compensation			Restricted	Securities
				Stock	Underlying	All Other
		Salary	Bonus	Awards	Options	Compensation
Name and Principal Position	Year	($)	($) (1)	($)	(#)	($) (2)

Dr. Emile Loria (3) (4)	2002	300,000	100,098	0	0	8,528
President, Chief Executive Officer	2001	162,500	352,592	0	0	208,729
	2000	0	0	0	0	0
Dr. Robert W. Chesnut	2002	245,000	98	0	0	2150
Executive Vice President,	2001	231,008	120,000	0	120,000	2,419
Research and Development	2000	218,203	0	0	0	2,012
and Secretary
Dr. Alessandro D. Sette (5)	2002	189,026	0	0	0	430
Vice President and	2001	178,500	50,000	0	85,000	431
Chief Scientific Officer	2000	168,732	0	0	0	348
Mr. Robert J. De Vaere (6)	2002	185,000	98	0	0	398
Vice President, Finance and	2001	168,000	115,000	0	105,000	402
Administration, Chief Financial Officer	2000	93,235	0	0	75,000	176
Dr. Mark J. Newman	2002	185,000	98	0	0	597
Vice President, Infectious	2001	168,000	50,000	0	95,000	602
Disease Programs	2000	160,000	0	0	0	483
Mr. Michael R. McClurg (7)	2002	175,000	98	0	0	540
Vice President, Business	2001	37,805	0	0	75,000	135
Development	2000	0	0	0	0	0

(1)	All officers of the Company were granted a stock bonus award of 100 shares of our common stock in exchange for the termination of their participation in the 2002 Management Bonus Plan. The fair market value of our common stock on December 16, 2002, the issuance date, was $0.98 per share, or $98 for each award.

(2)	All other compensation consists of life insurance premiums paid by us unless otherwise noted.

(3)	Dr. Loria joined as our President and Chief Executive Officer in June 2001 at an annual salary of $300,000. Dr. Loria received a signing bonus of $125,000 and was eligible to earn a performance bonus equal to two percent of any proceeds received by us from any public or private equity financing or other transaction pursuant to which we received funding (other than research funding) that was completed by us between January 16, 2001 and January 16, 2002. During the period from January 16, 2001 and January 16, 2002, we completed transactions in which we received total funding of $16,379,581 making Dr. Loria eligible for bonus payments of $327,592 under the provisions of this agreement. Dr. Loria was paid a bonus of $227,592 in 2001 and the remaining accrued balance of $100,000 was paid in January 2002. Other compensation includes a 2002 payment of $7,470 to independent tax accountants for the preparation of a 2001 foreign tax return, and 2001 payments of $204,427 for relocation to San Diego, California made by us to Dr. Loria.

(4)	Dr. Loria joined as our President and Chief Executive Officer in June 2001. In connection with his employment offer letter and joining our board of directors in January 2001, and as an inducement to accept the offer, we sold Dr. Loria 1,056,301 shares of our common stock at a purchase price of $2.50 per share, the closing price of our common stock on the Nasdaq National Market on the date of purchase. The shares are subject to vesting in equal daily installments during the four-year period following the date of purchase, and we have a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s service to Epimmune. Dr. Loria issued us a promissory note for $2,641,000, the aggregate purchase price of the shares, which is secured by a pledge of the shares. The closing price of our common stock on the Nasdaq National Market as of December 31, 2002 was $0.92.

(5)	Dr. Sette resigned as our Vice President and Chief Scientific Officer in October 2002. His 2002 salary includes $30,693 for accrued vacation paid to Dr. Sette upon his resignation.

(6)	Mr. De Vaere joined us as our Vice President, Finance and Chief Financial Officer in May 2000.

(7)	Mr. McClurg joined us as our Vice President, Business Development in October 2001.

Stock Option Grants and Exercises

     We currently grant options to our executive officers under our 2000 Stock Plan and have previously granted options under our 1997 Stock Plan and our 1989 Stock Option Plan, which terminated in 1999. As of December 31, 2002, options to purchase a total of 199,488 shares were outstanding under the 1997 Stock Plan, options to purchase a total of 501,044 shares were outstanding under the 1989 Stock Option Plan, options to purchase a total of 7,140 shares were outstanding under the 1994 Non-Employee Directors’ Stock Option Plan and options to purchase a total of 977,224 shares were outstanding under the 2000 Stock Plan. On December 16, 2002 we granted stock bonus awards of 600 shares to our executive officers from the 2000 Plan. There are no options available for grant under the 1997 Stock Plan, the 1989 Stock Option Plan or the 1994 Non-Employee Directors’ Stock Option Plan, and options to purchase 222,176 shares remain available for grant under the 2000 Stock Plan.

     Options granted under the 1989 Stock Option Plan prior to 1996 generally vested 20% at the end of the first year of the optionee’s employment and thereafter daily at the rate of 20% per year during such period of employment. Options granted under the 1989 Stock Option Plan after November 1996 and options granted under the 2000 Stock Plan generally vest 25% at the end of the first year of the optionee’s employment and thereafter daily at the rate of 25% per year during such period of employment. Options granted under our former subsidiary’s plan that we assumed generally vest 25% at the end of the first year of the optionee’s employment and thereafter monthly at the rate of 25% per year during such period of employment.

     There were no option grants to the named executive officers in 2002.

     The potential realizable value shown in the table below is calculated based on the terms of the option at its time of grant (10 years in the case of all options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUES

     The following table sets forth summary information with respect to exercisable and unexercisable stock options held as of December 31, 2002 by each of the named executive officers. None of the named executive officers exercised options in fiscal year ended December 31, 2002. The value of the stock options are calculated using the fair market value of our common stock on December 31, 2002 ($0.92 per share) minus the exercise price of the options. We have included in the calculation of unexercisable options certain options that are immediately exercisable, but are subject to our right to repurchase unvested shares upon termination of employment.

Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at December 31,	In-the-Money Options
			2002 (1)	at December 31,2002
Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized	Unexercisable	Unexercisable

Dr. Emile Loria	—	—	--/--	--/--
Dr. Robert W. Chesnut	—	—	110,964/78,486	--/--
Dr. Alessandro D. Sette (2)	—	—	76,349/55,317	--/--
Mr. Robert J. De Vaere	—	—	94,610/85,390	--/--
Dr. Mark J. Newman	—	—	120,859/56,607	$26,851/$571
Mr. Michael R. McClurg	—	—	22,856/52,144	--/--

(1)	Reflects shares vested and unvested at December 31, 2002. Certain options granted under our former subsidiary’s stock plan (that we assumed) are immediately exercisable, but are subject to our right to repurchase unvested shares on termination of employment. Such unvested shares are therefore considered unexercisable.

(2)	Dr. Sette resigned as our Vice President and Chief Scientific Officer, effective October 31, 2002, at which time we entered into a Separation Agreement and a Consulting Agreement with Dr. Sette. Under the terms of these agreements, his outstanding stock options at October 31, 2002 were converted from Incentive Stock Options to Non-Qualifying Stock Options and will continue to vest as long as he continues to provide consulting services to Epimmune. As of May 30, 2003, Dr. Sette was continuing to provide consulting services to Epimmune.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     In March 2001, the severance agreement with Dr. Chesnut, originally entered into in February 1998, was amended. Under the agreement, as amended, in the event that Dr. Chesnut is terminated without cause, he shall receive a lump-sum payment equal to six months of his then effective annual base salary and all of his unvested stock options shall immediately accelerate by six months. If Dr. Chesnut is terminated without cause within one year following a change of control of Epimmune, he shall receive a lump-sum payment equal to twelve months of his then effective annual base salary, and all of his unvested stock options shall immediately vest and become exercisable.

     In May 2000, we entered into severance benefits agreements with Dr. Newman, Vice President Infectious Disease Program, and Mr. Robert De Vaere, Vice President, Finance and Administration and Chief Financial Officer. In March 2001, the severance agreements with Dr. Newman and Mr. De Vaere were amended. In March 2002, we entered into severance benefits agreements with Mr. Michael McClurg, Vice President, Business Development, and Dr. Fikes, Vice President, Cancer Program. Under the agreements, as amended, in the event Dr. Newman, Mr. De Vaere, Mr. McClurg or Dr. Fikes is terminated without cause within one year following a change of control of Epimmune, he shall receive a lump-sum payment equal to twelve months of his annual base salary, and all of his unvested stock options shall immediately vest and become exercisable.

     In January 2001, we entered into an employment agreement with Dr. Emile Loria, one of our directors, for the position of President and Chief Executive Officer, contingent upon obtaining satisfactory approval to work in the United States. Dr. Loria subsequently obtained such approval in June 2001. The agreement provided an annual salary of $300,000 for Dr. Loria. In addition, Dr. Loria was eligible to earn a performance bonus equal to two percent of any proceeds received by us from any public or private equity financing or other transaction pursuant to which we received funding (other than research funding) that was completed by us between January 16, 2001 and January 16, 2002. We also agreed to pay Dr. Loria a signing bonus of $125,000, certain of his relocation expenses, including the costs of moving household goods to San Diego, temporary furnished living accommodations in San Diego for six months, automobile rental costs in San Diego for up to six months and cost of up to three trips for him and his family to and from France (such expenses were approximately $200,000), and agreed to pay him $60,000 to assist him in his relocation.

     In addition, in January 2001, we sold Dr. Loria 1,056,301 shares of our common stock at the closing price of such common stock as reported by the Nasdaq National Market on the date of purchase, which was $2.50 per share. These shares vest in equal daily installments over the four-year period following the purchase date and we have a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s service to us. Dr. Loria purchased the shares with a promissory note in the principal amount of $2,641,000, which is secured by a pledge of the shares. The note bears interest at the rate of 5.61% per year, compounded annually. The principal and interest is due on January 16, 2005. As of December 31, 2002, there was $2,932,000 in principal and interest outstanding under the note.

     Under the terms of the employment agreement, Dr. Loria is entitled to continued salary payments for twelve months in the event he is terminated without cause or voluntarily resigns for good reason. In addition, if Dr. Loria is terminated without cause or voluntarily resigns for good reason following a change in control of Epimmune, then Dr. Loria is entitled to receive a lump sum payment equal to one year of his base salary and all of the unvested shares he initially purchased from us will become fully vested.

     In October 2002, Alessandro D. Sette, Ph.D., Vice President and Chief Scientific Officer of Epimmune tendered his resignation, effective October 31, 2002, to pursue academic research, and we entered into a Separation Agreement with Dr. Sette. Dr. Sette has agreed to perform certain consulting services for us for a year after his separation date.

     In March 2003, the Compensation Committee of our board of directors approved a 2003 bonus plan for the officers of the Company under which the officers would be eligible for bonuses up to their annual salary. Any payment of such bonuses will be subject to and based on the performance evaluations by the Compensation Committee of or the board of directors, at their complete discretion.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION1

          The Compensation Committee is comprised of Mr. Greene, Dr. Comer and Dr. McKearn, none of whom is an employee of the Company. The Committee is responsible for setting and administering our policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer, or the CEO, and our other executives based upon the accomplishment of defined objectives in the Company’s research and product development programs and achievement of financial targets. The full Board of Directors reviews the Committee’s recommendations regarding the compensation of the CEO and the other executive officers.

Executive Officer Compensation Program

          Our executive officer compensation program consists of base salary, annual incentives in the form of cash bonuses and long-term compensation in the form of stock awards. Our executive officer compensation program is designed to achieve the following objectives:

•	Attract, retain and motivate quality executives who possess the necessary leadership and management skills.

•	Provide an incentive to advance the research and development of our therapeutic products.

•	Emphasize stock-based compensation to provide longer-term motivation by aligning the executives’ interests with those of the Company and its stockholders.

          Compensation is based on the level of job responsibility and the level of the individual’s performance as well as the Company’s performance. The Committee endeavors to set executive compensation within a range which the Committee believes is comparable to the average range of compensation set by companies of comparable size and stage of development in the biotechnology industry. The group of comparable companies is not necessarily the same as the companies reflected in the market indices included in the performance graph on page 28 of this Proxy Statement.

          The Committee believes that the Company’s executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and enhance stockholder value. The Committee believes that a stock option program to reward performance is an appropriate method of executive compensation, with relatively modest increases in base compensation.

Base Salary

          Base salary levels for each of our executive officers are reviewed annually. The Company applies various subjective criteria, including performance of the individual and the Company and relative responsibility and experience, to determine appropriate base salaries. In evaluating Company performance, the Committee considers the meeting of certain product development milestones, achieving certain corporate objectives (related to financings, collaborations and other strategic transactions) and organizational effectiveness. In addition, the Company compares its executives’ base salaries to management salaries at companies in the biotechnology industry, in comparable geographic areas and at similar stages of growth and considers industry surveys regarding executive compensation. The Committee uses these criteria as a frame of reference for annual salary adjustments although other factors are considered, as appropriate, and no specific weights are ascribed to the factors considered by the Committee.

1	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Annual Incentives

          Annual incentives in the form of cash bonuses are established and awarded by the Compensation Committee based upon its evaluation of the performance of each executive officer and the achievement of the Company’s performance goals during the year. In 2002, due to our goal of preserving cash, no bonuses were awarded.

          In March 2003, the Compensation Committee of our board of directors approved a 2003 bonus plan for the officers of the Company under which the officers would be eligible for bonuses up to their annual salary. Any payment of such bonuses will be subject to and based on the performance evaluations by the Compensation Committee of or the board of directors, at their complete discretion.

Long-Term Incentive Compensation

          The Company’s long-term incentive program includes stock options and other awards granted under the 2000 Plan, other stock awards and the 2001 Employee Stock Purchase Plan. Stock options are an important part of the Company’s performance-based compensation. Option grants include vesting periods (generally over four years) to encourage key employees to continue in the employ of the Company. Prior to December 1996, the time-based vesting period of option grants under prior Company option plans was five years, but the Board changed the vesting schedule to four years to facilitate the recruitment and retention of key employees. The vesting period of option grants under the 2000 Plan is also four years. Through option grants, executives receive significant equity incentives to build long-term stockholder value.

          The Committee believes that providing management a substantial economic interest in the long-term appreciation of the Company’s common stock further aligns the interests of stockholders and management. The size of option grants to an individual is primarily determined by such individual’s position within management of the Company, as well as competitive practices at biotechnology companies of comparable size. The Committee also considered the size of grants to individuals in previous years and internal relativity.

          Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee intends to continue to evaluate the effects of Code Section 162(m) and to comply with the requirements of that statute to the extent consistent with the best interests of the Company. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to Named Executive Officers will be designed to qualify as performance-based compensation.

          In fiscal 1999 a pool of grants to a defined management group was approved. Individual awards were based on an evaluation of previous awards, vested status and retention goals. The Committee did not make any individual awards to management during 2000. The Committee made awards to the management group in January 2001 as part of a company-wide option award. In December 2001, after evaluation of previous awards, vested status, retention goals and achievement of specific performance objectives in 2001, the Committee made additional awards to the management group.

CEO Compensation

          During 2002, the total compensation program for Dr. Emile Loria, Chief Executive Officer of the Company, was largely based on the same components as for other senior executives of the Company. Each year the Committee reviews the Chief Executive Officer’s existing compensation arrangement, the individual performance for the calendar year under review, as well as the Company’s performance relative to its peers.

          In March 2003, the Compensation Committee of our board of directors approved a 2003 bonus plan for the officers of the Company under which the officers would be eligible for bonuses up to their annual salary. Any payment of such bonuses will be subject to and based on the performance evaluations by the Compensation Committee of or the board of directors, at their complete discretion.

          Dr. Loria’s base salary is currently set at $300,000. Dr. Loria received a signing bonus of $125,000 and was eligible to earn a performance bonus equal to two percent of any proceeds received by us from any public or private equity financing or other transaction pursuant to which we received funding (other than research funding) that was completed by us between January 16, 2001 and January 16, 2002. During the period from January 16, 2001 and January 16, 2002, we completed transactions in which we received total funding of $16,379,581 making Dr. Loria eligible for bonus payments of $327,592 under the provisions of this agreement. Dr. Loria was paid a bonus of $227,592 in 2001 and the remaining accrued balance of $100,000 was paid in January 2002. In connection with his employment offer letter and joining the Company’s Board of Directors in January 2001, and as an inducement to accept the offer, the Company sold Dr. Loria 1,056,301 shares of its common stock at a purchase price of $2.50 per share, the closing price of the common stock on the Nasdaq National Market on the date of purchase. The shares are subject to vesting in equal daily installments of the four-year period following the date of purchase, and the Company has a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s service to the Company. Dr. Loria issued the Company a promissory note for $2,640,752.50, the aggregate purchase price of the shares, which is secured by a pledge of the shares and payable in full on January 16, 2005.

From the members of the Compensation Committee of Epimmune Inc.:

Howard E. Greene, Jr. William T. Comer, Ph.D. John P. McKearn, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Greene, a member of the Compensation Committee, is Chairman of our board of directors and was our President from July 1987 to January 1989.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following chart shows total shareholder return of the Nasdaq CRSP Total Return Index (“Nasdaq Broad Index”) for the Nasdaq Stock Market (US Companies) and the Nasdaq CRSP Pharmaceutical Index (“Nasdaq Pharmaceutical Index”)(2) and for the Company as of the end of each year since December 31, 1997.

     Effective July 1, 1999, the Company changed its name from Cytel Corporation to Epimmune Inc. and changed its Nasdaq ticker symbol to EPMN.

Comparison of Total Cumulative Return on Investment(3)

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

(2)	The Nasdaq Pharmaceutical Index is made up of all companies with the Standard Industrial Classification (SIC) code 283 (category description “Drugs”). Information regarding the companies comprising this index is available upon written request to Secretary, Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121.

(3)	The total return on investment (including investment of dividends) assumes $100 invested on December 31, 1997 in the Company’s common stock, the Nasdaq CRSP Total Return Index for the Nasdaq Stock (U.S. Companies) Index and the Nasdaq CRSP Pharmaceutical Index.

CERTAIN TRANSACTIONS

     Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and executive officers.

     In addition, our certificate of incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     We have entered into certain additional transactions with our directors and officers, as described under the captions “Compensation of Directors”, “Compensation of Executive Officers” and “Employment, Severance and Change of Control Agreements.”

     As of December 31, 2002, Genencor, one of our corporate collaborators, held 11.0% of our common stock.

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are Epimmune stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Robert J. DeVaere, Vice President of Finance and Administration, Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121 or contact Robert J. DeVaere at (858) 860-2500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert J. DeVaere Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary

June 12, 2003

     A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Corporate Secretary, Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121.

EPIMMUNE INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 15, 2003

          The undersigned hereby appoints EMILE LORIA, M.D. and ROBERT J. DE VAERE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Epimmune Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Epimmune Inc. to be held at 5820 Nancy Ridge Drive, San Diego, California, on Tuesday, July 15, 2003 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

          UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY, WHEN SIGNED, WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH..

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect seven directors to hold office for the ensuing year or until their successors are elected.

☐	FOR the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below.

Nominees:	Howard E. Greene, Jr.; William T. Comer, Ph.D.; Michael G. Grey; John P. McKearn, Ph.D.; Georges Hibon; Emile Loria, M.D.; and Michael J. Ross, Ph.D.

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

PROPOSAL 2:	To approve an amendment to the Epimmune Inc. 2000 Stock Plan, as amended, to increase the number of shares of the Company’s common stock available for issuance under the plan from 1,200,000 to 1,600,000 shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on other side)

(Continued from other side)

PROPOSAL 3:	To ratify the selection of ERNST & YOUNG LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on the other side)

DATED ____________________

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.